Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Merger Fund and Virtus Event Opportunities Trust of our report dated February 23, 2026, relating to the financial statements and financial highlights of The Merger Fund, Virtus Westchester Event-Driven Fund and Virtus Westchester Credit Event Fund, which appears in The Merger Fund’s and Virtus Event Opportunities Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Glossary”, “Non-Public Portfolio Holdings Information”, “Independent Registered Public Accounting Firm”, “Financial Statements”, and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 16, 2026